Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-282536

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated November 6, 2024, as amended)

STARDUST POWER INC.

6,500,000 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated November 6, 2024, as amended by the prospectus dated May 13, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-282536). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus relates to the offer and resale of up to 6,500,000 shares of our common stock, $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital II, LLC (the “Selling Stockholder”). The shares included in this Prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this Prospectus, pursuant to a Common Stock Purchase Agreement we entered into with the Selling Stockholder on October 7, 2024 (the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to $50,000,000 of our Common Stock, subject to terms and conditions specified in the Purchase Agreement.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SDST”. On May 14, 2025, the last reported sales price of our Common Stock was $0.7151 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

STARDUST POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39875	99-3863616
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

15 E. Putnam Ave, Suite 378 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

(800) 742-3095

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SDST	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	SDSTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Stardust Power Inc. (the “Company”) and B. Riley Principal Capital II, LLC (“B. Riley Principal Capital II”) entered into a Common Stock Purchase Agreement, dated October 7, 2024 (the “Purchase Agreement”) where upon satisfaction of the conditions contained therein, the Company will have the right, in its sole discretion, to sell up to $50,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to B. Riley Principal Capital II.

On May 15, 2025, the Company and B. Riley Principal Capital II entered into an amendment (the “Amendment”) to the Purchase Agreement to reduce the minimum closing price of the Company’s Common Stock on the trading day immediately prior to the day of such purchase of shares of Common Stock by B. Riley Principal Capital II from $1.00 per share to $0.50 per share (the “Threshold Price”). All other terms of the Purchase Agreement remain unchanged.

The foregoing descriptions of the Purchase Agreement and the Amendment are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2024, and Exhibit 10.1 to this Current Report on Form 8-K, respectively, and each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to the Common Stock Purchase Agreement, dated as of October 7, 2024, by and between Stardust Power Inc. and B. Riley Principal Capital II, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2025	STARDUST POWER INC.

	By:	/s/ Roshan Pujari
	Name:	Roshan Pujari
	Title:	Chief Executive Officer

Exhibit 10.1

AMENDMENT TO

Common stock purchase agreement

This AMENDMENT TO THE COMMON STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of May 15, 2025, by and between Stardust Power Inc., a Delaware company (the “Company”), and B. Riley Principal Capital II, LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Company entered into that certain Common Stock Purchase Agreement with the Investor (the “Purchase Agreement”) dated as of October 7, 2024; and

WHEREAS, the Company and the Investor desire to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:

1. Amendment to the Threshold Price. The definition of “Threshold Price” contained in Annex I to the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Threshold Price” means $0.50, which shall not be adjusted (proportionally or otherwise) for any forward stock split, reverse stock split, stock combination, stock dividend, recapitalization, reorganization or other similar transaction involving the capital stock of the Company that occurs on or after the date of the Agreement.

2. No Further Amendment. Except as amended by this Amendment, the Purchase Agreement remains unaltered and shall remain in full force and effect.

3. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the terms of the Purchase Agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Purchaser has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
STARDUST POWER, INC.

By:
Name:
Title:

INVESTOR
B. RILEY PRINCIPAL CAPITAL II, LLC

By:
Name:
Title:

2